Exhibit 5.1

December 14, 2020

AbCellera Biologics Inc.

2215 Yukon St.

Vancouver, British Columbia

Canada V5Y 0A1

RE:	AbCellera Biologics Inc. – Registration Statement on Form S-8

Dear Sirs/Mesdames:

We have acted as Canadian counsel to AbCellera Biologics Inc., a company incorporated under the Business Corporations Act (British Columbia) (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (such registration statement, as it may be amended from time to time, is referred to herein as the “Registration Statement”) relating to the registration pursuant to the United States Securities Act of 1933, as amended, of:

(a)

53,204,810 common shares (the “Prior Option Shares”) in the capital of the Company which are reserved for issuance pursuant to the exercise of outstanding stock options granted under the Company’s sixth amended and restated stock option plan (the “Prior Plan”);

(b)

20,017,660 common shares (the “2020 Option Shares”) in the capital of the Company which are reserved for issuance pursuant to the exercise of share options or share appreciation rights or the settlement of restricted share awards, restricted share units or other applicable awards which may be granted under the Company’s 2020 share option and incentive plan (the “2020 Plan”);

(c)	1,262,340 common shares (the “2020 Additional Option Shares”) in the capital of the Company which are reserved for issuance pursuant to the exercise of share options granted under the 2020 Plan; and

(d)

2,700,000 common shares (the “ESPP Shares” and, together with the Prior Shares, the 2020 Option Shares and the 2020 Additional Options Shares, the “Shares”) in the capital of the Company which may be issued by the Company pursuant to its 2020 employee share purchase plan (the “ESPP” and, together with the Prior Plan and the 2020 Plan, the “Incentive Plans”).

We have examined the Registration Statement and the Incentive Plans and, for the purposes of this opinion, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of and relied upon the following documents (collectively, the “Corporate Documents”):

(a)	a certificate of an officer of the Company with respect to certain factual matters (the “Officer’s Certificate”);

(b)	the notice of articles of the Company;

(c)	the articles of the Company;

(d)	certain resolutions of the Company’s directors and shareholders; and

(e)	a certificate of good standing in respect of the Company dated December 14, 2020 issued by the Registrar of Companies for the Province of British Columbia.

We also have reviewed such other documents, and have considered such questions of law, as we have deemed relevant and necessary as a basis for our opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon the Corporate Documents.

In examining all documents and in providing our opinions below we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate; and

(e)

all facts set forth in the certificates supplied by the respective officers and directors, as applicable, of the Company including, without limitation, the Officers’ Certificate, are complete, true and accurate.

We are qualified to carry on the practice of law in the Province of British Columbia and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Any reference to the laws of the Province of British Columbia includes the laws of Canada applicable therein. Our opinions are expressed with respect to the laws of the Province of British Columbia in effect on the date of this opinion and we do not accept any responsibility to inform the addressees of any change in law subsequent to this date that does or may affect the opinions we express.

Based and relying upon and subject to the foregoing, we are of the opinion at the date hereof that the Shares have been duly and validly authorized for issuance and, when issued and paid for in accordance with the terms of the Incentive Plans, will be validly issued, fully paid and non-assessable.

This opinion is rendered solely in connection with the Registration Statement.

We acknowledge that we are referred to in Item 8 of the Registration Statement and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the Rules and Regulations of the Commission.

Yours truly,

/s/ Blake, Cassels & Graydon LLP